Exhibit 4.1.2

FIRST SUPPLEMENTAL INDENTURE FOR ADDITIONAL NOTE GUARANTEE

First Supplemental Indenture, dated as of June 21, 2013 (this “Supplemental Indenture”), between Anomaly Inc., an Ontario corporation (the “Additional Note Guarantor”), a subsidiary of MDC Partners Inc., a corporation continued under the laws of Canada (together with its successors and assigns, the “Company”) and The Bank of New York Mellon, a New York banking corporation (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, each of the Company, the Note Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of March 20, 2013 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6.75% Senior Notes due 2020 of the Company (the “Notes”);

WHEREAS, pursuant to Section 10.7 of the Indenture, the Company is required to cause each Restricted Subsidiary that is not a Note Guarantor that Guarantees or becomes a co-borrower under or grants Liens to secure, any Bank Credit Facility, to execute and deliver to the Trustee an Additional Note Guarantee; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Additional Note Guarantor are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Note Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. The Additional Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture. The Additional Note Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

Section 2.2. Guarantee. The Additional Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article X of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1. Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the Additional Note Guarantor.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 11.7 of the Indenture. The Additional Note Guarantor has appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011 as its authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in any federal or state court in the Borough of Manhattan, New York City. The Additional Note Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Additional Note Guarantor agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain outstanding. The Additional Note Guarantor agrees that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Additional Note Guarantor of a successor agent in the Borough of Manhattan, New York City as its authorized agent for such purpose and the acceptance of such appointment by such successor. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Additional Note Guarantor.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Additional Note Guarantor and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ANOMALY INC.,
as a Note Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title: